Exhibit 99.1

Contacts:	Carey Skinner	Chuck Jones
	Investor Relations	Media Relations
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

Release No.:         08-007

ChoicePoint® Increases Share Repurchase Authorization Plan

to $1.325 Billion

ALPHARETTA, Georgia. – January 29, 2008 – The Board of Directors of ChoicePoint Inc. (NYSE: CPS) has increased the value of the company’s current share repurchase program by $300 million to a total value of $1.325 billion.

After today’s action, $342.5 million remains available under the plan first authorized by the Board of Directors in July 2005. Since the current repurchase plan was authorized, ChoicePoint has repurchased 25.5 million shares. The Board’s decision is effective immediately.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company LLC.